Exhibit 10.11

AGREEMENT

This AGREEMENT (this “Agreement”) is made and entered into as of September 29, 2008 (the “Effective Date”) between Wegener Corporation, a Delaware corporation (“Parent”) and its wholly owned subsidiary Wegener Communications, Inc., a Georgia corporation (“Subsidiary”) (both hereinafter collectively referred to as the “Company”), and Robert A. Placek, an individual resident of the State of Georgia (“Placek”).

WITNESSETH

WHEREAS, Parent, Subsidiary and Placek are all parties to that certain agreement, dated May 2, 2003, whereby Placek is guaranteed certain rights in conjunction with a change in control of the Company (the “Retention Agreement”); and

WHEREAS, the Company and Placek have determined that it is in the mutual best interests of each to terminate the Retention Agreement; and

WHEREAS, in order to induce Placek to agree to a termination of the Retention Agreement, the Company has agreed to certain specified severance payments; and

NOW THEREFORE, in consideration of the premises, and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Termination of Retention Agreement. The Company and Placek mutually agree that as of the Effective Date, the Retention Agreement shall for all purposes be terminated and be of no further force and effect.

2. Payment Upon Separation of Employment. The Company agrees that upon Placek’s retirement from employment with the Company, or any other separation of employment with the Company, including but not limited to Placek’s death, the Company shall pay to Placek an amount in cash equal to six (6) months of Placek’s then annual base salary, to be paid in accordance with the Company’s regular payroll practices; provided, however, that the Company shall have no obligation to pay any amount under this Agreement if Placek is terminated for Cause. The term “Cause” shall be defined as (i) Placek’s conviction of a felony or misdemeanor which involves moral turpitude or which has or can reasonably be expected to have a material adverse effect on the Company, its business, reputation or interests; (ii) a material breach of a fiduciary duty or responsibility to the Company; or (iii) gross negligence or gross misconduct which results, or can reasonably be expected to result, in material damage to the Company, its business, reputation or interests. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law, and any additional withholding to which Placek has agreed.

3. Successors; Binding Agreement. In addition to any obligations imposed by law upon any successor to or assigns of the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, or any assign of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The terms and provisions of this Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, and upon Placek and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Placek shall die while any amount would still be payable to him hereunder if Placek had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of Placek’s estate.

4. Waiver. The waiver by any party to this Agreement of a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent or simultaneous breach.

5. Applicable Law. This Agreement has been entered into and shall be governed by and construed under the laws of the State of Georgia.

6. Headings and Captions. The headings and captions used in this Agreement are for convenience of reference only, and shall in no way define, limit, expand or otherwise affect the meaning or construction of any provision of this Agreement.

7. Notice. Any notice required or permitted to be given pursuant to this Agreement shall be deemed sufficiently given when delivered in person or when deposited in the United States mail, first class postage prepaid at the respective addresses set forth below, or such other address at which either party shall notify the other in writing:

(A)	if to the Company, at the following address:

Wegener Corporation and Wegener Communications, Inc.
11350 Technology Circle
Duluth, Georgia 30097
Attn: Chief Executive Officer

(B)	if to Placek, at the following address:

Robert A. Placek
12460 Crabapple Rd.
Alpharetta, Georgia 30004-6386

8. Entire Agreement. This Agreement constitutes the entire agreement between the Company and Placek with respect to the subject matter of this Agreement and supersedes any prior agreements or understandings between the Company and Placek with respect to such subject matter. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Company and Placek.

9. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, the parties hereto have set their hands and seals all as of the day and year first written above.

WEGENER CORPORATION

By:	/s/ Jeffrey J. Haas
Jeffrey J. Haas
Chairman of the Compensation and
Incentive Plan Committee of the
Board of Directors

WEGENER COMMUNICATIONS, INC.

/s/ Ned L. Mountain
By: Ned L. Mountain
Title: President & COO

ROBERT A. PLACEK

/s/ Robert A. Placek